                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

                                  ICORIA, INC.
                       (FORMERLY PARADIGM GENETICS, INC.)

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm   F-2

Balance Sheets                                            F-3

Statements of Operations                                  F-4

Statements of Stockholders' Equity                        F-5

Statements of Cash Flows                                  F-6

Notes to Financial Statements                             F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Icoria, Inc. (formerly Paradigm Genetics, Inc.)

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Icoria, Inc. (formerly Paradigm Genetics, Inc.) at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
-------------------------------------
Raleigh, North Carolina
March 28, 2005

                                  ICORIA, INC.
                       (FORMERLY PARADIGM GENETICS, INC.)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                 2004           2003
                                                             ------------   ------------
ASSETS
   Current assets:
   Cash and cash equivalents                                 $  9,598,136   $  7,157,308
   Short-term investments0                                             --       9,127,20
   Accounts receivable                                          1,816,125      2,975,800
   Interest receivable                                                 --        116,493
   Prepaid expenses                                               719,663        784,350
   Inventory                                                      880,452        128,621
                                                             ------------   ------------
      Total current assets                                     13,014,376     20,289,772
Restricted cash                                                 1,404,543      1,404,543
Property and equipment, net                                    14,515,700     17,337,042
Other assets, net                                                 335,123        422,357
                                                             ------------   ------------
      Total assets                                           $ 29,269,742   $ 39,453,714
                                                             ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                          $  2,437,517   $  1,131,946
   Accrued liabilities                                          1,388,475      2,141,000
   Deferred revenue                                             7,280,549      8,200,970
   Long-term debt, current portion                              2,537,141      2,152,663
   Capital lease obligations, current portion                      40,393        109,991
   Revolving line of credit                                            --      2,331,514
   Other liabilities                                                4,738         25,724
                                                             ------------   ------------
      Total current liabilities                                13,688,813     16,093,808
Long-term debt, less current portion                            4,735,438      3,807,173
Capital lease obligations, less current portion                    66,958         39,055
                                                             ------------   ------------
      Total liabilities                                        18,491,209     19,940,036
                                                             ------------   ------------

Commitments (Note 13)
Stockholders' equity:
   Convertible preferred stock, $0.01 par value; 5,000,000
      shares authorized; none issued and outstanding as of
      December 31, 2004 and 2003                                       --             --
   Common stock, $0.01 par value; 100,000,000 shares
      authorized; 37,380,308 and 32,605,493 shares issued
      and outstanding as of December 31, 2004 and 2003,
      respectively                                                373,803        326,055
   Additional paid-in capital                                 109,599,755    103,647,048
   Deferred compensation                                         (218,337)        (1,806)
   Accumulated deficit                                        (98,976,688)   (84,559,208)
   Accumulated other comprehensive income                              --        101,589
                                                             ------------   ------------
      Total stockholders' equity                               10,778,533     19,513,678
                                                             ------------   ------------

      Total liabilities and stockholders' equity             $ 29,269,742   $ 39,453,714
                                                             ------------   ------------

The accompanying notes are an integral part of the financial statements.

                                  ICORIA, INC.
                       (FORMERLY PARADIGM GENETICS, INC.)

                            STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
                                                             2004           2003           2002
                                                         ------------   ------------   ------------
Revenues:
   Commercial partnerships and government contracts      $ 22,923,882   $ 19,085,239   $ 16,823,146
   Grant revenues                                           1,655,442      2,046,240        359,505
                                                         ------------   ------------   ------------
      Total revenues                                       24,579,324     21,131,479     17,182,651
                                                         ------------   ------------   ------------
Operating expenses:
      Research and development                             26,733,471     24,489,257     26,385,764
      Selling, general and administrative                  10,004,843      8,268,209     10,908,894
      Impairment of intangible assets                       1,875,256             --             --
                                                         ------------   ------------   ------------
      Total operating expenses                             38,613,570     32,757,466     37,294,658
                                                         ------------   ------------   ------------
Loss from operations                                      (14,034,246)   (11,625,987)   (20,112,007)
                                                         ------------   ------------   ------------
Interest income (expense):
   Interest income                                            191,594        385,166      1,230,601
   Interest expense                                          (627,411)      (877,337)    (1,415,278)
                                                         ------------   ------------   ------------
      Interest income (expense), net                         (435,817)      (492,171)      (184,677)
                                                         ------------   ------------   ------------
Loss from continuing operations                           (14,470,063)   (12,118,158)   (20,296,684)
                                                         ------------   ------------   ------------
Discontinued operations:
   Gail (Loss) from discontinued operations                    52,583        (36,468)      (617,864)
   Loss on disposal of assets                                      --             --     (2,555,857)
                                                         ------------   ------------   ------------
Gain (Loss) from discontinued operations                       52,583        (36,468)    (3,173,721)
                                                         ------------   ------------   ------------
Net loss                                                 $(14,417,480)  $(12,154,626)  $(23,470,405)
                                                         ------------   ------------   ------------
Net loss per common share  - basic and diluted:
Loss per share from continuing operations                $      (0.40)  $      (0.38)  $      (0.63)
Loss per share from discontinued operations                        --             --          (0.10)
                                                         ------------   ------------   ------------
Net loss per common share                                $      (0.40)  $      (0.38)  $      (0.73)
                                                         ============   ============   ============
Weighted average common shares outstanding - basic and
   diluted                                                 35,670,589     32,313,258     31,973,527
                                                         ------------   ------------   ------------

    The accompanying notes are an integral part of the financial statements.

                                  ICORIA, INC.

                       (FORMERLY PARADIGM GENETICS, INC.)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                          ACCUMULATED      TOTAL
                                                COMMON STOCK      ADDITIONAL                                 OTHER     STOCKHOLDERS'
                             COMPREHENSIVE --------------------    PAID-IN      DEFERRED    ACCUMULATED  COMPREHENSIVE     EQUITY
                                 INCOME      SHARES     AMOUNT     CAPITAL    COMPENSATION    DEFICIT        INCOME      (DEFICIT)
                             ------------- ----------  --------  -----------  ------------  -----------  ------------- -------------

Balance at December 31, 2001               31,936,188   319,362  103,387,223    (1,584,201) (48,934,177)        55,756   53,243,963
   Exercise of stock options                  222,305     2,223      153,435            --           --             --      155,658
   Purchase of restricted
      stock                                  (165,405)   (1,654)     (59,953)           --           --             --      (61,607)
   Issue of shares pursuant
      to the 2000 Employee
      Stock Purchase Plan.                     46,505       465       31,671            --           --             --       32,136
   Unrealized gain on
      investments in
      marketable securities       151,804          --        --           --            --           --        151,804      151,804
   Expenses related to sale
      of common stock in
      secondary offering                           --        --      (28,000)           --           --             --      (28,000)
   Deferred compensation                           --        --     (582,289)      582,289           --             --           --
   Compensation related to
      accelerated vesting of
      stock options                                --        --       66,298            --           --             --       66,298
   Amortization of deferred
      compensation                                 --        --           --       597,039           --             --      597,039
   Net loss                   (23,470,405)         --        --           --            --  (23,470,405)            --  (23,470,405)
                              -----------  ----------   -------  -----------    ----------  -----------       --------  -----------
   Comprehensive loss          23,318,601
Balance at December 31, 2002               32,039,593   320,396  102,968,385      (404,873) (72,404,582)      207,560    30,686,886

   Exercise of stock options                   15,518       155        3,050            --           --             --        3,205
   Issue of shares pursuant
      to the 2000 Employee
      Stock Purchase Plan                      57,882       579       42,603            --           --             --       43,182
   Unrealized loss on
      investments in
      marketable securities      (105,971)         --        --           --            --           --       (105,971)    (105,971)
   Issuance of shares
      pursuant to 2002
      incentives                              492,500     4,925      640,250            --           --             --      645,175
   Deferred compensation                           --        --       (7,240)        7,240           --             --           --
   Amortization of deferred
      compensation                                 --        --           --       395,827           --             --      395,827
   Net loss                   (12,154,626)         --        --           --            --  (12,154,626)            --  (12,154,626)
                              -----------  ----------   -------  -----------    ----------  -----------       --------  -----------
   Comprehensive loss         (12,260,597)
                              -----------  ----------   -------  -----------    ----------  -----------       --------  -----------

Balance at December 31, 2003               32,605,493   326,055  103,647,048        (1,806) (84,559,208)       101,589   19,513,678
   Exercise of stock options                  297,008     2,970       59,030            --           --             --       62,000
   Issue of shares pursuant
      to the 2000 Employee
      Stock Purchase Plan                      60,551       606       28,970            --           --             --       29,576
   Unrealized loss on
      investments in
      marketable securities      (101,589)         --        --           --            --           --       (101,589)    (101,589)
   Issuance of common stock
      and options for
      acquisition                           3,402,800    34,028    4,810,222            --           --             --    4,844,250
   Issuance of warrants with
      convertible note                             --        --      603,844            --           --             --      603,844
   Issuance of restricted
      stock and options                       670,000     6,700      264,151      (270,851)          --             --           --
   Amortization of deferred
      compensation                                 --        --           --        54,320           --             --       54,320
   Conversion of principal
      on note payable to
      common stock                            283,019     2,830      147,170            --           --             --      150,000
   Conversion of interest on
      not payable to common
      stock                                    61,437       614       39,320            --           --             --       39,934
   Net loss                   (14,417,480)         --        --           --            --  (14,417,480)            --  (14,417,480)
                              -----------  ----------   -------  -----------    ----------  -----------       --------  -----------
   Comprehensive loss         (14,519,-60)
Balance at December 31, 2004               37,380,308   373,803  109,599,755      (218,337) (98,976,688)                 10,778,533
                                           ==========   =======  ===========    ==========  ===========       ========  ===========

    The accompanying notes are an integral part of the financial statements.

                                  ICORIA, INC.
                       (FORMERLY PARADIGM GENETICS, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------
                                                                      2004           2003           2002
                                                                  ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $(14,417,480)  $(12,154,626)  $(23,470,405)
   Adjustments to reconcile net loss to net cash used in
   operating activities:
      Depreciation and amortization                                  5,401,591      5,146,469      5,939,179
      Non-cash interest                                                193,387             --             --
      Stock based compensation                                          54,320        893,252        663,337
      Gain (loss) on disposal of assets                                 (1,974)       168,155        499,875
      Loss on impairment of intangible assets                        1,875,256             --             --
      Loss on disposal of discontinued operations                           --             --      2,555,857
      Changes in operating assets and liabilities
         Accounts receivable                                         1,160,209      2,358,441      1,868,409
         Interest receivable                                           116,493        150,931        322,618
         Prepaid expenses and other assets                             148,193        826,446      1,070,120
         Inventory                                                    (751,831)      (128,621)            --
         Accounts payable                                            1,261,935        167,127     (1,449,306)
         Accrued and other liabilities                              (1,059,891)       593,316        379,174
         Deferred revenue                                             (927,237)    (3,369,878)    (1,778,962)
                                                                  ------------   ------------   ------------
            Net cash used in operating activities                   (6,947,029)    (5,348,988)   (13,400,104)
                                                                  ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                               (1,267,219)      (558,241)    (1,215,739)
   Acquisition costs                                                  (465,834)       (80,808)            --
   Proceeds from acquisition                                         2,521,982             --             --
   Proceeds from sale of assets                                        220,000        337,865             --
   Restricted cash                                                          --             --         70,327
   Purchase of investments                                                  --     (3,013,444)   (24,774,888)
   Maturities of investments                                         9,025,511      9,128,533     46,418,482
                                                                  ------------   ------------   ------------
            Net cash provided by (used in) investing activities     10,034,540      5,813,905     20,498,182
                                                                  ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under notes payable                                    4,460,000      5,000,000             --
   Borrowings under line of credit                                  (2,331,514)     2,331,514             --
   Repayments of notes payable                                      (1,278,685)    (6,339,856)    (7,151,171)
   Repayments of capital lease obligations                          (1,588,060)      (229,561)      (312,708)
   Proceeds from stock issued pursuant to employee stock
   purchase plan                                                        29,576         43,182         32,136
   Common stock issuance costs                                              --             --        (28,000)
   Purchase of restricted stock                                             --             --        (61,607)
   Proceeds from exercise of stock options                              62,000          3,205        155,658
                                                                  ------------   ------------   ------------
            Net cash provided (used in) by financing activities       (646,683)       808,484     (7,365,692)
                                                                  ------------   ------------   ------------

Net increase (decrease) in cash and cash equivalents                 2,440,828      1,273,401       (267,614)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         7,157,308      5,883,907      6,151,521
                                                                  ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               9,598,136   $  7,157,308   $  5,883,907
                                                                  ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                                  ICORIA, INC.
                       (FORMERLY PARADIGM GENETICS, INC.)

                          NOTES TO FINANCIAL STATEMENTS

1.   THE COMPANY

Icoria, Inc. (the "Company") was founded on September 9, 1997, as Paradigm Genetics, Inc., and is a biotechnology company that uses gene expression, metabolomics and tissue feature profiling to identify biomarkers to accelerate drug discovery. In addition to its internal drug discovery program, the Company provides services to clients in the pharmaceutical, biotech, agriculture, academic and public health research sectors. On August 17, 2004, the Company changed its name from Paradigm Genetics, Inc. to Icoria, Inc.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had an accumulated deficit of $99.0 million as of December 31, 2004, incurred a net loss of $14.4 million for the year then ended and expects to incur additional losses in 2005.

The Company has historically financed its operations through the sale of equity, debt and capital lease financing, payments received from commercial partnerships and government grants. As of December 31, 2004, the Company had total cash and investments of $9.6 million, which is wholly comprised of cash and cash equivalents.

The Company expects to continue funding its operations through existing cash, cash flow from operations, issuances of stock, and borrowings under credit facilities. Subsequent to year-end, the Company sold selected assets to an existing customer (see note 16). As a result of this asset sale and the Company's decision to focus on the healthcare industry, the Company intends to significantly reduce it costs in 2005. Management believes that these sources of liquidity and cost reductions will enable the Company to fund its operations into the second quarter of 2006. From time to time, the Company evaluates potential acquisitions and other growth opportunities, which might require additional external financing, and the Company may seek funds from public or private issuances of equity or debt securities.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentations, with no effect on previously reported net loss, stockholders' equity, or net loss per share.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

RESTRICTED CASH

Restricted cash comprises cash held in escrow for security deposits on the Company's facilities.

INVENTORY

Inventory is stated at the lower of cost or market. Cost for microarrays and laboratory reagents is determined using the first-in, first-out method. All inventory is reviewed for impairment and appropriate reserves are recorded.

PROPERTY AND EQUIPMENT

Property and equipment comprises buildings, laboratory equipment, computer equipment, furniture, and leasehold improvements which are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are being depreciated over their estimated useful lives or the respective lease term, if shorter.

OTHER ASSETS

Other assets include deposits for building leases and other deferred costs.

CAPITALIZED SOFTWARE COSTS

The Company accounts for the costs of development of software applications to be sold to or used by third parties in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Software development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release. To date, the establishment of technological feasibility has substantially coincided with the release of any software products developed. Accordingly, no costs have been capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 requires long-lived assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized in the event that the net book value of an asset exceeds the future undiscounted cash flows attributable to such asset or the business to which such asset relates and the net book value exceeds fair value. The impairment amount is measured as the amount by which the carrying amount of a long-lived asset (or asset group) exceeds its fair value. The Company recognized an impairment loss of $1,875,256 in 2004 (see note 5) and $1,484,786 in 2002 (see note 4.) No impairment loss was required to be recognized during the year ended December 31, 2003.

INCOME TAXES

The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established where necessary to reduce deferred tax assets to the amounts expected to be realized.

REVENUE RECOGNITION

Revenues are derived from commercial partnerships and government contracts and grants. Payments from our commercial contracts are generally related to refundable or nonfundable fees, milestone achievements, genomic expression data deliveries or assay deliveries. Payments for refundable and nonrefundable fees and milestone achievements are recognized as revenues on a progress-to-completion basis over the term of the respective commercial partnership, except with respect to refundable fees for which revenue recognition does not commence until the refund right expires. Payments related to genomic expression data or assay deliveries are recognized as revenues when accepted by the customer. Payments received under the Company's commercial partnerships and government contracts and grants are generally non-refundable regardless of the outcome of the future research and development activities to be performed by the Company. Payments from government contracts and grants are recognized as revenues as related expenses are incurred over the term of each contract or grant.

Progress to completion under commercial partnerships is measured based on applicable output measures such as a comparison of the number of genes analyzed to the total number of genes to be analyzed, assessed on a contract-by-contract basis. To the extent payments received exceed revenue recognized for each contract or grant, the excess portion of such payments are recorded as deferred revenues. To the extent revenues recognized exceed payments received for each contract or grant, the excess of such revenues are recorded as accounts receivable. The Company is currently recognizing revenue in accordance with Staff Accounting Bulletin No. 104 ("SAB 104") issued by the Securities and Exchange Commission.

RESEARCH AND DEVELOPMENT

Research and development costs include personnel costs, costs of supplies, facility costs, license fees, consulting fees, the recording of deferred compensation and depreciation of laboratory equipment. These costs were incurred by the Company to develop its proprietary GeneFunction Factory(R), biochemical profiling, metabolomics, TissueAnalytics(R) and data coherence platforms, perform required services under commercial partnerships and government grants, and perform research and development on internal projects. Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company's common stock at the grant date, the difference between the fair value of the Company's common stock and the exercise price is recorded as deferred compensation. The Company reversed $7,240 and $582,289 of deferred compensation related to the cancellation of unvested options during the years ended December 31, 2003 and 2002, respectively. Deferred compensation is amortized to compensation expense over the vesting period of the related stock-based award. The Company recognized $54,320, $395,827 and $597,039 in non-cash compensation expense related to amortization of deferred compensation during the years ended December 31, 2004, 2003 and 2002, respectively.

At December 31, 2002, the Company had accrued $147,750 in stock-based compensation related to grants that were made for 492,500 shares of common stock as part of 2002 bonuses, subject to shareholder approval. During 2003, the Company accrued $497,425 as additional stock-based compensation expense. Following receipt of shareholder approval to increase the shares in the Company's stock option plan, the shares of common stock were issued on June 27, 2003 at a fair market value of $1.31 per share. In connection with the issuance of the common stock, the Company recorded an addition to common stock and additional paid in capital in the amount of $4,925 and $640,250, respectively, and eliminated the accrued liability.

In December 2004, the Company issued employees 670,000 shares of restricted stock and recorded deferred compensation of $267,250.

The Company has adopted the disclosure requirements Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") as amended by SFAS No. 148, which requires compensation expense to be disclosed based on the fair value of the options granted at the date of grant. Stock options or warrants granted to non-employees for services are accounted for in accordance with SFAS No. 123, which requires that these options and warrants be valued using the Black-Scholes model and the resulting charge is then recorded as the related services are performed. The Company did not issue stock options to consultants or accelerate the vesting of stock options during the years ended December 31, 2004 or 2003. The Company recognized $66,298 of compensation expense related to stock options issued to consultants and the acceleration of certain options for the year ended December 31, 2002.

The Company continues to apply APB No. 25 and related interpretations in accounting for all of the Company's stock option plans. Had compensation costs for the two plans been determined based on the fair value at the grant date for awards under the plans, consistent with the methods of SFAS No. 123, the Company's net loss and net loss per share (basic and diluted) for years ended December 31, 2004, 2003 and 2002, would have been increased to the pro forma amounts indicated below:

                                                                    2004           2003           2002
                                                                ------------   ------------   ------------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS:
   As reported                                                  $(14,417,480)  $(12,154,626)  $(23,470,405)
   Add: Stock-based employee compensation expense included in
   reported net loss                                                  54,320        893,252        597,039
   Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards          (873,525)     1,755,349      3,636,084
                                                                ------------   ------------   ------------
   SFAS 123 proforma                                            $(15,236,685)  $(13,016,723)  $(26,509,450)
                                                                ------------   ------------   ------------
LOSS PER COMMON SHARE--BASIC AND DILUTED:
   As reported                                                  $      (0.40)  $      (0.38)  $      (0.73)
                                                                ------------   ------------   ------------
   SFAS 123 proforma                                            $      (0.43)  $      (0.40)  $      (0.83)
                                                                ------------   ------------   ------------

The per share weighted average fair value of stock options granted during fiscal 2004, 2003 and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2004, 2003 and 2002: expected dividend yield of 0%; risk free interest rates of 3% in 2004, 4% in 2003 and 4% in 2002; expected option lives of approximately 7 years in 2004, 4 years in 2003 and 4 years in 2002; and volatility factors of 103% in 2004, 111% in 2003, and 111% in 2002.

CASH FLOW SUPPLEMENTAL INFORMATION

The Company made cash payments for interest of $434,024, $877,337 and $1,415,278 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company acquired property and equipment through the assumption of capital lease obligations amounting to $123,815 for the year ended December 31, 2004.

In conjunction with the issuance of a convertible note during 2004, the Company issued warrants to purchase 2,594,339 shares of the Company's common stock with an estimated fair value of approximately $604,000. In December 2004, $150,000 of this convertible note was converted into 283,019 shares of the Company's common stock.

In December 2004, the Company issued certain employees 670,000 shares of restricted stock and 15,000 options to purchase common stock with exercise prices that were less than market. The Company recorded deferred compensation related to these issuances of $270,850.

In December 2001, the Company acquired Celera's AgGen plant genomics and genotyping business in exchange for 422,459 shares of common stock valued at $2.1 million. The value was allocated $265,000 to equipment, $350,000 to various intangible assets, and $1.5 million to goodwill. The business was sold in February 2003. See Discontinued Operations Note 4.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash, investments, and accounts receivable. The Company primarily places its cash, short-term and long-term investments with high-credit quality financial institutions which invest primarily in U.S. Government securities, commercial paper of prime quality and certificates of deposit guaranteed by banks which are members of the FDIC. Cash deposits are all in financial institutions in the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation.

The Company has three commercial partnerships, a contract with the United States federal government, and a grant which accounted for 41%, 10%, 10%, 27% and 7%, respectively, of the Company's total revenue for the year ended December 31, 2004. The Company had two commercial partnerships and a contract with the government, which accounted for 58%, 15% and 15%, respectively, of the Company's total revenues for the year ended December 31, 2003. The Company had two commercial partnerships, which accounted for 64% and 27% of the Company's total revenues for the year ended December 31, 2002. Of the total accounts receivable balance at December 31, 2004 and 2003, 14% and 84%, respectively, is comprised of receivables from one of the commercial partnerships. The federal government contract accounted for 29% of the accounts receivable balance at December 31, 2004, compared to 11% in 2003.

COMPREHENSIVE INCOME (LOSS)

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" established standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company's accumulated other comprehensive income as of December 31, 2003 and 2002 totaled $101,589 and $207,560, respectively, and consisted entirely of unrealized gains on investments in marketable securities.

NET INCOME (LOSS) PER COMMON SHARE

The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share for the years ended December 31, 2004, 2003 and 2002 does not include 5,794,784, 1,162,854, and 449,453 potential shares of common share equivalents, respectively, as their impact would be antidilutive. The calculation of the net loss per share for the year ended December 31, 2004 also does not include 9,150,943 potential shares of common stock equivalent related to convertible debt, as their impact would be antidilutive.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in only one segment during the three years in the period ended December 31, 2004.

INTERNAL USE SOFTWARE

Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," provides guidance regarding when software developed or obtained for internal use should be capitalized. The predominant portion of the software applications used by the Company were purchased or licensed from third parties. The Company expenses the cost of accumulating and preparing data for use in its database applications as such costs are incurred.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123(R) ("SFAS No. 123(R)"), "Share-Based Payment," a revision of FASB Statement No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values for all periods that begin after June 15, 2005. Pro forma disclosure will no longer be an alternative. (See Deferred Compensation and Stock Options and Warrants above for historic pro forma disclosure.) SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods:

     1. A modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123 (R) for all share-based payments granted after the effective date and
     (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date; or

     2. A modified retrospective method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company intends to adopt SFAS No. 123(R) effective July 1, 2005. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the APB No. 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the SFAS No. 123(R) fair value method may have a significant impact on the Company's results of operations and its overall financial position.

On November 24, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). The standard requires abnormal amounts of idle capacity and spoilage costs to be excluded from the cost of inventory and expensed when incurred. Additionally, the FASB made the decision to clarify the meaning of the term "normal capacity". The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect SFAS 151 to have a significant impact on the Company's results of operations and its overall financial position.

In October 2004, the Emerging Issues Task Force ("EITF") issued EITF Issue 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share" ("EITF 04-8"). Under EITF 04-8, contingently convertible debt securities with a market price trigger will be considered in diluted earnings per share computations regardless of whether the market price trigger has been met. The provisions of EITF 04-8 are applicable to earnings per share calculations beginning with the year ended December 31, 2004. The adoption of EITF 04-8 did not have a significant impact on the Company's earnings per share calculation because any additional shares would be antidilutive.

3.   INVESTMENTS

At December 31, 2003, the short-term available-for-sale marketable securities had a cost basis of $9,025,611 and gross unrealized gains of $101,589. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

All marketable securities held by the Company as of December 31, 2004 were deemed to be cash and cash equivalents.

4.   DISCONTINUED OPERATIONS

During 2002, the Company decided to close the operations of ParaGen, its plant genotyping business. At December 31, 2002, all of the goodwill and associated assets were written down to their fair value less cost to sell and reported in the loss from discontinued operations. As a result, the Company recognized an impairment loss of $1,484,786 in 2002. In February 2003, the ParaGen business assets were sold to DNA Landmarks for $300,000 and potential future royalties between 10% and 15%, over the next three years, of revenues from certain identified customers. The Company is reporting the operating results from ParaGen in discontinued operations.

5.   ACQUISITION OF TISSUEINFORMATICS.INC AND IMPAIRMENT OF INTANGIBLE ASSETS

On March 11, 2004, the Company purchased all of the outstanding common and preferred stock of TissueInformatics.Inc ("TissueInformatics"), in exchange for the issuance of approximately 3,403,000 shares of the Company's common stock. These shares were estimated to have a total fair value of approximately $4,614,000, based on the average closing price of the common stock of $1.36 for the day of the closing and two-day period immediately preceding and following the date of the announcement of the acquisition. In addition, subject to the achievement of performance milestones by December 31, 2004, the Company could have been obligated to issue another 2.4 million shares and options. As of December 31, 2004, all of the shares and options potentially issuable had lapsed because the related performance milestones were not met.

The Company assumed approximately $214,000 in net liabilities and incurred costs of approximately $547,000 related to this acquisition. The Company also assumed TissueInformatics' obligations under its employee stock option plan. At closing, approximately 214,000 shares were reserved to satisfy obligations underlying outstanding options. Under the terms of the agreement, approximately 171,000 additional shares were issuable pursuant to outstanding options upon the achievement of performance milestones by December 31, 2004. The TissueInformatics stock option plan was assumed by the Company in the acquisition. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the initial purchase price of approximately $6,713,000 was allocated to the assets acquired and liabilities assumed based on estimated fair values. This purchase price included $1,108,000 for the contingent purchase consideration related to the performance milestones. This contingent purchase consideration was reversed when the related milestones lapsed. The fair value assigned to intangible assets acquired was based on a third party valuation report.

Of the total purchase price, $3,455,000 was allocated to the tangible assets, which were comprised of cash, property and equipment and prepaid and other assets, $3,559,000 has been allocated to intangible assets and $301,000 has been allocated to liabilities. The intangible assets include $3,350,000 and $209,000 related to developed software technologies and a customer base, respectively. These intangible assets were being amortized over a period of five years.

During the fourth quarter of 2004, the Company determined that TissueInformatics software technology required further market preparation and significant product development before meaningful sales could be expected. Based on revised estimates of cash flows related to the product, these intangible assets were determined to be fully impaired and were written off as of December 31, 2004.

The Company's results of operations for the year ended December 31, 2004 include the results of TissueInformatics operations from the day after the closing date of the acquisition, March 12, 2004, to December 31, 2004.

The following unaudited pro forma financial information reflects the results of operation of the Company for the years ended December 31, 2004 and 2003 as if the acquisition of TissueInformatics had occurred on January 1, 2004 and 2003, respectively. These pro forma results are not necessarily indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 2004 or 2003, and may not be indicative of future operating results.

                             YEAR ENDED DECEMBER 31
                           ---------------------------
                                2004          2003
                           ------------   ------------
                            (unaudited)    (unaudited)
Total revenues             $ 24,579,324   $ 21,440,597
Total operating expenses     39,911,593     38,446,456
                           ------------   ------------
Loss from operations       $(15,332,269)  $(17,005,859)

6.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                        DECEMBER 31,
                                         ------------------------------------------
                                         USEFUL LIVES       2004           2003
                                         ------------   ------------   ------------
Buildings.............................        10        $    398,453   $    398,453
Leasehold improvements................         7           9,853,235      9,853,235
Furniture and laboratory equipment....         7          18,601,919     17,217,043
Computer equipment....................         4           9,424,742      8,290,883
                                                        ------------   ------------
   Total costs........................                    38,282,839     35,759,614
Less accumulated depreciation.........                   (23,767,139)   (18,422,572)
                                                        ------------   ------------
   Property and equipment, net........                  $ 14,515,700   $ 17,337,042
                                                        ------------   ------------

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2004, 2003, and 2002 was $4,838,252, $5,146,469, and
$5,807,178, respectively.

The Company leases certain equipment under capital lease agreements. The cost of equipment under capital leases at December 31, 2004 and 2003 was $239,489 and $442,969, respectively. During 2003 the Company wrote off equipment with an original cost of $346,000. The accumulated amortization for equipment under capital leases was $128,417 and $327,817 at December 31, 2004 and 2003, respectively.

7.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts payable and accounts receivable at December 31, 2004 and 2003 approximated their fair value due to the short-term nature of these items.

The fair value of the Company's short-term and long-term investments at December 31, 2003 was determined based on quoted financial market prices. At December 31, 2003 and 2002, the Company had $101,589 and $207,560 in unrealized gains on investments, respectively. The Company had no unrealized gains or losses on investments as of December 31, 2004.

The historical carrying value of the Company's capital lease obligations and long-term debt approximated their fair value because the interest rates on these obligations approximate rates currently available to the Company.

8.   ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                              DECEMBER 31,
                                         -----------------------
                                            2004         2003
                                         ----------   ----------
Payroll ..............................   $   48,192   $1,155,878
Vacation accrual .....................      397,030      302,330
Professional services ................      153,441      128,479
Relocation ...........................       27,777      120,000
Property, including utilities ........       73,322       85,290
Other ................................      688,713      349,023
                                         ----------   ----------
                                         $1,388,475   $2,141,000
                                         ==========   ==========

9.   INCOME TAXES

No provision for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.

Significant components of the Company's deferred tax assets and liabilities at December 31, 2004 and 2003 consist of the following:

                                                       2004           2003
                                                   ------------   ------------
Deferred tax assets:
   Domestic net operating loss carryforwards....   $ 33,507,213   $ 29,103,495
   Deferred revenue.............................      2,806,943      3,161,802
   Stock-based compensation.....................      1,464,263      1,444,017
   Compensation accruals........................        150,268        116,560
   Other .......................................        885,618          9,117
                                                   ------------   ------------
   Total deferred tax assets....................     38,814,305     33,834,991
   Valuation allowance for deferred tax assets..    (38,543,840)   (32,687,669)
                                                   ------------   ------------
   Deferred tax assets, net ....................        270,465      1,147,322
                                                   ------------   ------------
Deferred tax liabilities:
   Property and equipment.......................        270,465      1,147,322
                                                   ------------   ------------
   Total deferred tax liabilities...............        270,465      1,147,322
                                                   ------------   ------------
   Net deferred tax asset (liability)...........   $         --   $         --
                                                   ============   ============

At December 31, 2004, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The increase in valuation allowance resulted primarily from the additional net operating loss carryforward generated.

As of December 31, 2004 the Company had federal and state net operating loss carryforwards of $86,910,000 and $86,910,000, respectively. These net operating loss carryforwards begin to expire in 2012. The utilization of the federal net operating loss carryforwards is subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. The annual limitation on utilization of net operating losses generated prior to the change in stock ownership is $1,569,000 per year. Since this annual limitation exceeds the amount of loss generated prior to the ownership change, no net operating losses will be lost as a result of the application of the annual limitation.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                    2004          2003          2002
                                                -----------   -----------   -----------
Effective Rate...............................             0%            0%            0%
                                                -----------   -----------   -----------
United States federal tax at statutory rate..   $(4,884,485)  $(4,132,573)  $(7,979,938)
State taxes (net of federal benefit).........      (702,339)     (578,393)   (1,022,621)
Change in valuation allowance................     5,856,171     4,986,457     8,897,390
Other nondeductible expenses.................      (269,347)     (275,491)      105,169
                                                -----------   -----------   -----------
Provision for income taxes...................   $        --   $        --   $        --
                                                -----------   -----------   -----------

10.  LONG-TERM DEBT

The Company's long-term debt at December 31, 2004 and 2003 consists of the following:

                                               2004          2003
                                           -----------   -----------
Term loan ..............................   $ 3,410,606   $ 4,548,268
Convertible Note .......................     3,697,758
Notes payable for equipment financing ..       164,215     1,411,568
                                           -----------   -----------

   Total notes payable .................     7,272,579     5,959,836
Less current maturities ................    (2,537,141)   (2,152,663)
                                           -----------   -----------
   Long-term portion ...................   $ 4,735,438   $ 3,807,173
                                           ===========   ===========

During July 2003 the Company entered into a four-year, $5,000,000, secured term loan at 7.75%. The Company used $3,021,901 of the proceeds to pay off all of the equipment financing, with one financial institution, which had interest rates between 14.57% and 15.18% and was to mature in June 2004.

The remaining equipment financing consists of several notes payable to one financial institution for the financing of equipment purchases made prior to December 31, 2001. The payment amount varies from (1) approximately 1% of the outstanding balance for the first twelve months and then increases to 3% of the outstanding balance for the remaining 36 months with a balloon payment of the remaining balance on the notes due at the maturity date or (2) approximately 2.5% of original principal for a period of 48 months or (3) approximately 3.2% of original principal for a period of 36 months. The stated interest rate ranges from 11.2% to 14.1%. The notes are collateralized by the equipment pledged by the Company.

On October 19, 2004, the Company entered into a series of agreements with Laurus Master Fund, Ltd. ("Laurus") whereby the Company received $5,000,000 gross proceeds through the issuance of a three-year convertible term note. The note is payable in cash or convertible into common stock of the Company at a fixed conversion price of $0.53 per share subject to certain conditions relating to increases in the price of the Company's common stock above $0.59 per share and the actual trading volume of the Company's common stock. Laurus may also elect to have interest paid in stock at a fixed conversion price of $0.53 per share. The note is collateralized by essentially all of the Company's otherwise unencumbered fixed assets. In connection with the financing, the Company paid approximately $200,000 of costs and expenses of Laurus and has issued warrants for the purchase of 1,650,943 shares of Common Stock at a weighted average price of $0.79. One half of the warrants expire two years after issuance and the other half of the warrants expire five years after issuance. In addition, the Company also paid a placement agent approximately $400,000 and issued a five-year warrant to purchase an aggregate of 843,396 of shares of Common Stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance. The total fair value of these stock purchase warrants of $603,844, estimated using the Black-Scholes pricing model, was charged to debt discount and is being amortized to interest expense ratably over the term of the note. In December 2004, Laurus converted $150,000 of principal on the convertible term note into 283,019 shares of the Company's common stock. In addition, Laurus elected to convert accrued interest into 61,437 shares of the Company's common stock. The Company recorded interest expense for this conversion based on the fair market value of the common stock of $39,320.

Annual maturities of the long-term debt for the years subsequent to December 31, 2004 are as follows:

2005                                  2,538,153
2006                                  3,154,311
2007                                  2,732,357
                                   ------------
Total minimum principal payments   $  8,424,821
                                   ------------
Less: unamortized debt discount     (1,152,242)
                                   ------------
         Total long-term debt      $  7,272,579
                                   ============

As a result of the secured debt agreement with Silicon Valley Bank, the Company is obligated to maintain a ratio of unrestricted cash and investments to Silicon Valley Bank debt of at least 1.75. For purposes of the covenant calculation, Silicon Valley Bank debt includes all letters of credit issued using capacity under the line of credit. If the Company were to default on this financial covenant, Icoria may be required to pay off the loan with Silicon Valley Bank. As of December 31, 2004, the debt ratio was 2.81 and the amount outstanding under the term loan was $3.4 million. Also under the terms of this agreement with Silicon Valley Bank, the bank's consent would be required before the payment of any dividends.

11.  COMMERCIAL PARTNERSHIPS AND CONTRACTS

In September 1998, Icoria entered into a three-year commercial partnership with Bayer for the development of new herbicides. In June 2001, Bayer extended the terms of this agreement through September 2006. In November 2004, the Company received a notice of termination from Bayer regarding the September 1998 agreement, as amended. The Company has recognized $34.9 million in cumulative revenues from the commercial partnership through December 31, 2004. The Company anticipates that the majority of the work remaining under the Agreement will be substantially completed by the end of March 2005.

In November 1999, Icoria entered into a six-year commercial partnership with Monsanto for the development of crop products and nutrition products commencing in February 2000. Under the terms of the agreement, the Company would receive $41.5 million in quarterly and up-front payments as well as an additional $13.5 million in performance fees and milestone payments. The Company has recognized $45.9 million in cumulative revenues from the commercial partnership through December 31, 2004. As discussed in note 16, this agreement was amended in March 2005 to terminate in May 2005.

In February 2002, Icoria entered into a commercial partnership with VDDI Pharmaceuticals for the development of antibiotics for the treatment of gram-positive bacterial infections. Under the agreement, the Company used its proprietary metabolic profiling platform to prioritize lead compounds targeting the essential bacterial enzyme nicotinamide adenine dinucleotide synthetase for further preclinical development. VDDI Pharmaceuticals began contributing to revenues in the third quarter of 2002 and ended in December 2002 when the agreement ended. The Company recognized $1.0 million in revenues from the commercial partnership through December 31, 2002.

In September 2002, Icoria entered into a contract with NIEHS for the determination of how toxicants work and cause damage at the cellular level. The Company will receive up to $32.2 million in contracted payments over the five-year contract, as amended. The Company has recognized $10.0 million in revenues from the commercial partnership through December 31, 2004.

In December 2003, Icoria entered into a commercial partnership with Pioneer Hi-Bred International, Inc., a subsidiary of DuPont, to identify plant genes that influence important crop traits. The Company will receive $9.0 million in quarterly installment payments over the three-year commercial partnership. The Company has recognized $2.5 million in cumulative revenues from the commercial partnership through December 31, 2004.

12.  STOCK OPTIONS AND WARRANTS

In June 2003, the Company issued stock under the 2003 Employee, Director and Consultant Stock Plan (the "2003 Plan"), which provided for the grant of up to 500,000 employee stock options or stock awards in the form of common stock. In May 2004, shareholders voted to increase the number of options that could be granted under the 2003 Plan to 2,500,000 shares. Stock options granted under the plan are to have exercise periods not to exceed ten years. Options granted under the 2003 Plan generally vest over a period of four years from the date of grant. Options granted to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to date of hire.

In July 2002, the Company started issuing options under the 2002 Non-Qualified Stock Option Plan (the "2002 Plan"), which provided for the grant of up to 400,000 employee non-qualified stock options. Stock options granted under the 2002 Plan are to have exercise periods not to exceed ten years. Options granted under the 2002 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire.

The 2000 Stock Option Plan (the "2000 Plan"), as amended, provides for the grant of up to 3,300,000 employee stock options. Stock options granted under the 2000 Plan are to have exercise periods not to exceed ten years. Options granted under the 2000 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire. The 2000 Plan has options for 845,112 shares still available at December 31, 2004.

The 1998 Stock Option Plan (the "1998 Plan"), as amended, which provides for the grant of up to 4,015,000 employee stock options. Stock options granted under the 1998 Plan are to have exercise periods not to exceed ten years. Options granted under the 1998 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire. The 1998 Plan provides the right to exercise options before they are vested into shares of common stock subject to a repurchase right by the Company. The 1998 Plan has 1,100,206 options still available to grant as of December 31, 2004.

The Board of Directors has reserved shares of the Company's common stock for issuance under the Employee Stock Purchase Plan (the "ESPP"). As of December 31, 2003, there were 252,883 shares of common stock available for issuance. The ESPP has two six-month offering periods (each an "Offering Period") annually, beginning on December 1 and June 1, respectively. At the end of an Offering Period, the total payroll deductions by an eligible employee for that Offering Period will be used to purchase common stock of the Company at a price equal to 85% of the lesser of (a) the reported closing price of the Company's common stock for the first day of the Offering Period, or (b) the reported closing price of the common stock for the last day of the Offering Period.

During 2004, 2003, and 2002, $29,577, $43,182, and $32,136, respectively, had been contributed to the ESPP and 79,850, 57,882, and 46,505 shares, respectively, were issued.

A summary of the status of the 2003 Plan, the 2002 Plan, the 2000 Plan and the 1998 Plan at December 31, 2004, and changes during the years ended December 31, 2004, 2003 and 2002 are presented below:

                                   SHARES UNDERLYING   WEIGHTED AVERAGE
                                        OPTIONS         EXERCISE PRICE
                                   -----------------   ----------------
Outstanding at December 31, 2001       2,154,385              4.02
   Granted                             1,942,454              1.40
   Forfeited                            (827,165)             4.44
   Exercised                            (222,305)             0.66
                                       ---------             -----
Outstanding at December 31, 2002       3,047,369              2.37
                                       ---------             -----
   Granted                             1,264,645              0.28
   Forfeited                            (466,644)             3.57
   Exercised                             (15,518)             0.21
                                       ---------             -----
Outstanding at December 31, 2003       3,829,852              1.59
  Granted                              1,023,362               .35
  Forfeited                             (449,794)             1.75
  Exercised                             (297,008)              .22
                                       ---------             -----
Outstanding at December 31, 2004       4,106,412             $1.53
                                       ---------             -----

The weighted average grant date fair value was $0.96 per share, $1.90 per share and $1.04 per share for the years ended December 31, 2004, 2003 and 2002, respectively. During the years ended December 31, 2004, the Company repurchased no shares of restricted stock which were subject to repurchase rights. During the year ended December 31, 2003, the Company repurchased no shares of restricted stock which were subject to repurchase rights. During the year ended December 31, 2002, the Company repurchased 165,405 shares of restricted stock outstanding which were subject to the Company's lapsing right of repurchase in the event the holder's association with the Company terminates. At December 31, 2003, the Company had no shares of common stock outstanding which were subject to the Company's lapsing right of repurchase in the event that holder's association with the Company terminates. At December 31, 2002, the Company had 12,950 shares of common stock outstanding which were subject to the Company's lapsing right of repurchase in the event the holder's association with the Company terminates. These shares are the result of the exercise of unvested stock options by employees. The shares that relate to the exercise of unvested stock options generally vest over the four-year vesting period of the underlying exercised stock options.

The following table summarizes information about the Company's stock options at December 31, 2004:

                       OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                    ------------------------              ----------------------
                                   WEIGHTED    WEIGHTED                 WEIGHTED
                                    AVERAGE     AVERAGE   EXERCISABLE    AVERAGE
RANGE OF EXERCISE      NUMBER     CONTRACTED   EXERCISE      AS OF      EXERCISE
      PRICES        OUTSTANDING      LIFE        PRICE     12/31/2003     PRICE
-----------------   -----------   ----------   --------   -----------   --------
$0.00 - $0.50        1,835,498       6.00       $ 0.16       986,721     $ 0.23
 0.51 - 1.00           401,887       3.40       $ 0.68       341,096       0.67
 1.01 - 1.50           852,113       4.90         1.31       620,162       1.31
 1.51 - 2.00           404,225       5.10         1.70       352,881       1.70
 2.01 - 4.00           244,202       3.00         3.90       236,906       3.90
 4.01 - 6.00           199,220       2.30         5.01       194,020       5.00
 6.01 - 8.00           124,448       2.50         7.04       120,624       7.04
 8.01 - 13.00           23,304       2.60        10.99        20,741      10.82
 13.01 - 56.00          14,959       4.40        24.53        14,959      24.53
 56.01 - 71.00           6,556       5.40        68.36         6,556      68.36
                     ---------       ----       ------     ---------     ------
$0.00 - $71.00       4,106,412       4.94         1.53     2,896,666       1.95
                     ---------                             ---------

In October 2004, the Company issued warrants to purchase 1,650,943 shares of the Company's common stock in connection with the Laurus convertible note (note 9). These warrants have a weighted average exercise price of $0.79. One half of the warrants expire two years after issuance and the other half of the warrants expire five years after issuance. In addition, the Company also issued a placement agent a five-year warrant to purchase an aggregate of 843,396 of shares of Common Stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance. The activity for stock warrants is presented in the following table:

                                                                          YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------------------------
                                                      2004                          2003                          2002
                                          ---------------------------   ---------------------------   ---------------------------
                                                          WEIGHTED                      WEIGHTED                      WEIGHTED
                                            SHARES         AVERAGE        SHARES         AVERAGE        SHARES         AVERAGE
                                          UNDERLYING   EXERCISE PRICE   UNDERLYING   EXERCISE PRICE   UNDERLYING   EXERCISE PRICE
                                           WARRANTS       PER SHARE      WARRANTS       PER SHARE      WARRANTS       PER SHARE
                                          ----------   --------------   ----------   --------------   ----------   --------------
Outstanding at beginning of year ......      303,779        $1.31         303,779         $1.31         303,779         $1.31
Issued ................................    2,594,339         0.70              --            --              --            --
Exercised .............................           --           --              --            --              --            --
                                           ---------        -----         -------         -----         -------         -----
Outstanding at end of year ............    2,898,118         0.76         303,779          1.31         303,779          1.31
                                           =========        =====         =======         =====         =======         =====
Exercisable at end of year ............    2,898,118         0.76         303,779         $1.31         303,779         $1.31
                                           =========        =====         =======         =====         =======         =====

13.  COMMITMENTS

The Company leases software under a noncancellable capital lease and leases office space and certain equipment under operating leases. Future minimum lease payments required under the leases at December 31, 2004 are as follows:

                                                     CAPITAL    OPERATING
                                                     LEASES       LEASES
                                                    --------   -----------
2005 ............................................     52,498     2,272,632
2006 ............................................     48,295     2,142,387
2007 ............................................     29,740     2,216,023
2008 ............................................         --     2,317,421
2009 ............................................         --     2,426,174

Thereafter ......................................         --     2,100,293
                                                    --------   -----------
   Total minimum lease payments .................    130,533   $13,474,930
                                                               ===========
Less: amount representing interest ..............    (23,182)
                                                    --------
   Present value of net minimum lease payments ..    107,351
Less: current portion ...........................    (40,393)
                                                    --------
   Long-term portion capital lease obligations ..   $ 66,958
                                                    ========

Rent expense under operating leases totaled $2,243,936, $2,176,297, and $2,351,860 for the years ended December 31, 2004, 2003 and 2002, respectively.

As described in note 16, approximately $3,800,000 of future minimum operating lease payments will be assumed by Monsanto beginning in May 2005.

In March 1998, the Company entered into an agreement with a consultant to identify commercial partnership opportunities for the Company. The consultant receives a monthly fee for its services plus a success fee based on the amount of funding received by the Company under commercial partnerships entered into during the term of this consulting agreement. This consulting agreement can be cancelled thirty days after written notification. Based on the amount of funds received by the Company from its commercial partnerships through December 31, 2004, the Company has paid this consultant success fees of approximately $800,000. If the Company receives the maximum amount of funding under its existing commercial partnerships and agreements, approximately $360,000 in additional success fees will be required to be paid to this consultant.

14.  401(K) PLAN

The Company provides a 401(k) Retirement Savings Plan to its employees. The Company matches 25% of an employee's savings up to 6% of pay, and these contributions vest ratably over a four-year period. Company matching contributions for all employees for the years ended December 31, 2004, 2003 and 2002 were $147,247, $128,973, and $147,422 respectively.

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    2004
                                             ------------------------------------------------
(in thousands, except per share amounts)      FIRST     SECOND    THIRD     FOURTH     TOTAL
                                             -------   -------   -------   -------   --------
Revenues                                     $ 4,888   $ 6,254   $ 7,120   $ 6,317   $ 24,579
Loss from operations                          (3,632)   (3,557)   (3,013)   (3,932)   (14,034)
Loss from continuing operations               (3,694)   (3,621)   (3,060)   (4,095)   (14,470)
Income (loss) from discontinued operations        23         3         6        21         53
Net loss                                      (3,671)   (3,618)   (3,054)   (4,074)   (14,417)
Net loss per common share                    $ (0.11)  $ (0.10)  $ (0.08)  $ (0.11)  $  (0.40)

                                                                    2003
                                             ------------------------------------------------
(in thousands, except per share amounts)      FIRST     SECOND    THIRD     FOURTH     TOTAL
                                             -------   -------   -------   -------   --------
Revenues                                     $ 4,067   $ 5,597   $  6,001  $ 5,466   $ 21,131
Loss from operations                          (4,017)   (3,362)    (2,052)  (2,195)   (11,626)
Loss from continuing operations               (4,141)   (3,465)    (2,280)  (2,232)   (12,118)
Income (loss) from discontinued operations        25      (121)        37       23        (36)
Net loss                                      (4,117)   (3,587)    (2,243)  (2,208)   (12,155)
Net loss per common share                    $ (0.13)  $ (0.11)  $  (0.07) $ (0.07)  $  (0.38)


16.  SUBSEQUENT EVENTS

CONVERSIONS OF PRINCIPAL ON LAURUS NOTE

In January and February 2005, Laurus elected to convert approximately $1,120,000 of their note into 2,112,000 shares of the Company's common stock.

SALE OF SELECTED AGRICULTURAL ASSETS

On March 23, 2005, the Company sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company. Under the terms of the agreement, Monsanto paid $4,750,000, at closing, with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if the Company meets certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and hire approximately sixty of the Company's employees beginning in May 2005. Since essentially all of the fixed assets transferred to Monsanto served as collateral for the Laurus note, the Company agreed to provide Laurus with $100,000 in additional interest and to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005. Due to the sale of these assets, the Company's existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.